Exhibit 23.1

1829 Eastchester Drive High Point, NC 27265 P 336.889.5156 P 336.889.6168 dhg.com

Board of Directors and Stockholders Investors Title Company
Chapel Hill, North Carolina

We consent to the use of our reports dated March 12, 2019, with respect to the consolidated financial statements of Investors Title Company as of December 31, 2018 and 2017, and for each of the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

/S/ DIXON HUGHES GOODMAN, LLP

High Point, North Carolina
May 15, 2019